                                                                    EXHIBIT 12.1


                      HEALTH CARE PROPERTY INVESTORS, INC.

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

                     (Amounts in thousands, except ratios)

                                  (UNAUDITED)

                                                                                                                      Six Months
                                                                       Year Ended December 31,                           Ended
                                                    -------------------------------------------------------------        June
                                                      1994         1995         1996         1997          1998          1999
                                                    --------     --------     --------     --------     ---------     ----------
Fixed Charges:
  Interest Expense                                  $ 20,133     $ 19,339     $ 26,401     $ 28,592     $  36,753     $ 25,743
  Capitalized Interest                                   332          594        1,017        1,469         1,800          964
  Pro-Rata Share of Unconsolidated Partnerships'
    Fixed Charges                                      1,404        1,442          737          850           777          311
  Preferred Stock Dividend*                                                                   1,247         8,532        8,219
  Amortization of debt expense, debt discounts
   and interest factor in rental expense                 767          985          949        1,033           983          584
                                                    --------     --------     --------     --------     ---------     --------
  Total                                             $ 22,636     $ 22,360     $ 29,104     $ 33,191     $  48,845     $ 35,821
                                                    ========     ========     ========     ========     =========     ========
Earnings:
   Income from Operations                             53,562       60,395       64,017       66,446        78,654       41,887
   Add Back Fixed Charges, Excluding Preferred
     Stock Dividend                                   22,636       22,360       29,104       31,944        40,313       27,602
   Less Capitalized Interest                            (332)        (594)      (1,017)      (1,469)       (1,800)        (964)
                                                    --------     --------     --------     --------     ---------     --------
   Total                                            $ 75,866     $ 82,161     $ 92,104     $ 96,921     $ 117,167     $ 68,525
                                                    ========     ========     ========     ========     =========     ========
  Ratio of Earnings to Combined Fixed Charges
     and Preferred Stock Dividends                      3.35         3.67         3.16         2.92          2.40         1.91
                                                    ========     ========     ========     ========     =========     ========

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*  7.875% Preferred Stock Series A issued 9/26/97; 8.70% Preferred Stock
   Series B issued 9/4/98.